Exhibit 99(j.1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 11, 2002, relating to the financial statements and financial highlights which appear in the November 30, 2001 Annual Report to Shareholders of Lebenthal Funds, Inc. (consisting of the Lebenthal New York Municipal Bond Fund, the Lebenthal New Jersey Municipal Bond Fund and the Lebenthal Taxable Municipal Bond Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
March 28, 2002